Exhibit 99.1

Execution Version

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made and entered into as of March 2, 2020 by and among

(1)           JMU Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Purchaser”);

(2)           Kaiming Hu, a PRC citizen with the PRC ID No. ****** (the “Seller”);

(3)           Nbpay Investment Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (the “Target Company”); and

(4)           Beijing Kuali Yitong Technology Co., Ltd. (北京跨力易通科技有限公司), a company with limited liability incorporated under the laws of the PRC (the “Domestic Company”).

Each of the Purchaser, the Seller, the Target Company and the Domestic Company is referred to as a “Party” and collectively as “Parties.”

Whereas, the Seller, being a holder of all of the issued and outstanding shares of the Target Company, desires to sell, and Purchaser desires to purchase, all of the issued and outstanding shares of the Target Company, for the consideration and on the terms and conditions set forth in this Agreement;

Whereas, the Seller, being a holder of all of the issued and outstanding shares of the Domestic Company, desires to enter into and cause the Domestic Company to enter into the Control Documents (as defined below) with the WFOE (as defined below); and

Whereas, as consideration for the purchase of the Target Company’s shares and the transfer of control of the Domestic Company to the Purchaser, the Purchaser desires to issue certain ordinary shares of the Purchaser to the Seller, pursuant to the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.             DEFINITIONS

The following terms used in this Agreement shall be construed to have the meaning set forth or referenced below.

“ADS”	means American depositary shares of the Purchaser, each representing 180 Shares;
“Affiliates”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with such specified Person, including, without limitation, any officer, director, employee, member, partner or shareholder of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or managing members of, or shares the same management company with, such Person;

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“Agreement”	means this Share Purchase Agreement;
“Board”	means the board of directors of the Purchaser;
“Charter Documents”	mean, as to a Person, such Person’s memorandum and articles of association, certificate or articles of incorporation, by-laws, partnership agreement, joint venture agreements, formation agreement, limited liability company agreement and other organizational documents;
“Closing”	has the meaning given to it in Section 2.4(a);
“Confidential Information”	has the meaning given to it in Section 10.1;
“Control”	means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than fifty percent (50%) of the voting power in such other Person. The tem “Controlled” has the meaning correlative to the foregoing;
“Control Documents”	means a series of agreements and instruments pursuant to which the Domestic Company will become a part of and been consolidated into the Purchaser’s Group via a variable interest entity structure in accordance with U.S. GAAP. The complete list of the forms of the Control Documents is set forth in SCHEDULE A;
“Disclosing Party”	has the meaning given to it in Section 10.4;
“Exchange Act”	means the United States Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Financial Statements”	has the meaning given to it in Section 3.7;
“Governmental Authority”	means (a) any nation or government or any nation, federal, state, province, municipality, local, autonomous region or any other political subdivision thereof; (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, including any entity or enterprise owned or controlled by a government or a public international organization; or (c) any court, tribunal or arbitrator;
“HKIAC”	has the meaning given to it in Section 11.9;
“Indemnified Person”	has the meaning given to it in Section 9.2;
“Indemnifying Person”	has the meaning given to it in Section 9.2;

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“Key Employee”	means any executive-level employee (including division director and vice president-level positions);
“Knowledge”	means (i) with respect to the Seller, actual knowledge of executive-level employees of the Group; or (ii) with respect to the Domestic Company, actual knowledge of executive-level employees of the Domestic Company;
“Law”	means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Target Group Companies, as the case may be;
“Lien”	means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, charge, option, right of first offer, negotiation or refusal, proxy, lien, charge, adverse claim or other restrictions (including restrictions on transfer), or limitations of any nature whatsoever, including such liens as may arise under any contract;
“Long-Stop Date”	has the meaning given to it in Section 8.1(c);
“Party”	has the meaning given to it in the preamble of this Agreement;
“Person”	means any individual, corporation, partnership, trust, limited liability company, company limited by shares, unincorporated association or other entity;
“PRC”	means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the Separate Customs Territory of Taiwan, Penghu, Kinmen and Matsu;
“Public Official”	has the meaning given to it in Section 3.11(a);
“Purchaser”	has the meaning given to it in the preamble of this Agreement;
“Purchaser’s Advisors”	has the meaning given to it in Section 5.1;
“Purchaser’s Group”	means, collectively, the Purchaser and its Subsidiaries;
“Purchaser’s Group Company”	means any member of the Purchaser’s Group, individually, and “Purchaser’s Group Companies” means two or more members of the Purchaser’s Group;
“Purchaser’s Material Adverse Effect”	means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Purchaser’s Group, taken as a whole;
“SEC”	has the meaning given to it in Section 4.8(a);

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“SEC Documents”	has the meaning given to it in Section 4.8(a);
“Securities Act”	means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Seller”	has the meaning given to it in the preamble of this Agreement;
“Subscription Shares”	has the meaning given to it in Section 2.3;
“Subsidiary”	of any Person means any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person and, for the avoidance of doubt, shall include any variable interest entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person;
“Target Company”	has the meaning given to it in the preamble of this Agreement;
“Target Group”	means, collectively, the Target Company and the Domestic Company;
“Target Group Company”	means any member of the Target Group, individually, the “Target Group Companies” means two or more members of the Group, collectively;
“Target Group Intellectual Property”	means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, software, information and proprietary rights and processes as are necessary to the conduct of the Target Group’s business as now conducted in all material respects;
“Target Group Material Adverse Effect”	means a material adverse effect on the business, assets (including intangible assets), liability, financial condition, property, prospects or results of operations of the Target Group, taken as a whole;
“Target Shares”	means all of the issued and outstanding ordinary shares of the Target Company, par value US$1.0 per share;

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“Tax” or “Taxes”	means any and all national, federal, state, provincial, municipal and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, capital gains, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, building, vehicle, land use, land appreciation, city and rural construction, tariff, withholding, payroll, recapture, employment, additional education, excise and property taxes, adjustment taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;
“Tax Return”	means any return, report declaration, filing form, claim for refund or information return or statement relating to Tax, including any schedule or attachment thereto and any amendment thereof. “Third-Party Claim” means any claim against any Indemnified Person by a third party;
“Transaction”	means the transaction contemplated by this Agreement;
“U.S. GAAP”	means the generally accepted accounting principles in the United States;
“WFOE”	means Beijing Lianji Future Technology Co., Ltd. (北京链基未来科技有限公司), a wholly owned PRC subsidiary of the Purchaser.

2.             PURCHASE AND SALES OF SHARES

2.1          Entry into the Control Documents.

Concurrently with the execution of this Agreement, the Seller shall enter into, and cause the Domestic Company to enter into and the Purchaser shall cause WFOE to enter into the Control Documents.

2.2          Shares.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants in this Agreement, at the Closing, the Purchaser shall purchase the Shares from the Seller, and the Seller shall sell and transfer the Shares to be sold by him at the Closing, which represents 100% of the issued and outstanding shares of the Company.

2.3          Subscription Shares.

At the Closing, the Purchaser shall issue to the Seller 761,789,601 ordinary shares of the Purchaser (the “Subscription Shares”), representing approximately 26.5% of the all issued and outstanding ordinary shares of the Purchaser immediately after the Closing.

2.4          Closing.

(a)           The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures no later than March 15, 2020 at the time and place as the Purchaser and the Seller have mutually agreed upon, orally or in writing (which time and place are designated as the “Closing”). The Closing will be deemed to be effective as of the close of business on the date of the Closing for tax and accounting purposes.

(b)           At the Closing, conditioned upon the fulfillment or the waiver by the Purchaser of all conditions set forth in Section 6 of this Agreement, the Purchaser shall deliver to the Seller a certified copy of the register of members of the Purchaser reflecting the Subscription Shares acquired by the Seller at the Closing.

(c)           At the Closing, conditioned upon the fulfillment or the Waiver by the Seller of all conditions set forth in Section 7 of this Agreement, the Seller shall deliver to the Purchaser a certified copy of the register of members of the Target Company after giving effect to the transfer of the Target Shares to the Purchaser at the Closing.

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3.             REPRESENTATIONS AND WARRANTIES OF THE SELLER, THE TARGET COMPANY AND THE DOMESTIC COMPANY

The Seller, the Target Company and the Domestic Company hereby jointly represent and warrant to the Purchaser that the following representations are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

3.1          Authorization.

The Seller represents and warrants that he is not a U.S. person and he is legally competent to enter into this Agreement. This Agreement, when executed and delivered by the Seller, will constitute valid and legally binding obligations of the Seller, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2          Corporate Power and Qualification.

(a)           The Target Company is a private company limited by shares duly organized, validly existing under the laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as presently conducted. The Target Company is duly qualified to transact business and is in good standing as a foreign company in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not individually or in the aggregate have a Target Group Material Adverse Effect. None of the activities, agreements, commitments, obligations or rights of the Target Company is ultra vires, unauthorized or in violation of its Charter Documents or any applicable Laws. The Target Company has not given any powers of attorney in force, and there are no outstanding authorities, express or implied by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on its behalf.

(b)           The Domestic Company is a private company limited by shares duly organized, validly existing under the laws of the PRC and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted. The Domestic Company is duly qualified to transact business and is in good standing as a foreign company in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not individually or in aggregate have a Target Group Material Adverse Effect. None of the activities, agreements, commitments, obligations or rights of the Domestic Company is ultra vires, unauthorized or in violation of its Charter Documents or any applicable Laws. The Domestic Company has not given any powers of attorney in force, and there are no outstanding authorities, express or implied by which any Person may enter into any contract or commitment to do anything outside the ordinary course of business on its behalf.

3.3          Capitalization of the Target Company.

The Seller is the registered owner of the Target Shares, which represent the entire issued and outstanding share capital of the Target Company, and all Target Shares are validly issued, fully paid and nonassessable. The Target Shares, whose number is set forth in Schedule B, will be free and clear of all Liens when acquired by the Purchaser as of the Closing. SCHEDULE B sets forth the issued and outstanding Shares of the Target Company immediately prior to the Closing.

There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Target Company any Target Shares, or any securities convertible into or exchangeable for the Target Shares.

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3.4          Capitalization of the Domestic Company.

The Seller is the registered owner of all of the issued and outstanding shares of the Domestic Company, and all of the shares of the Domestic Company are validly issued, fully paid and nonassessable.

There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Domestic Company any shares of the Domestic Company, or any securities convertible into or exchangeable for shares of the Domestic Company.

3.5          Compliance with Laws and Other Instruments.

Each Target Group Company is in compliance with all applicable Laws in all aspects, except for those noncompliance where the failure to do so would not individually or in the aggregate have a Target Group Material Adverse Effect.

None of the Target Group Companies is in violation of its Charter Documents, shareholders agreements, as appropriate, or equivalent constitutive documents as in effect.

3.6          Governmental Consents and Filing.

Assuming the accuracy of the representations made by the Purchaser in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial, municipal, local, autonomous region and Governmental Authority is required on the part of any Target Group Company in connection with the consummation of the Transaction.

3.7          Financial Statements

The Target Group has delivered to the Purchaser the unaudited consolidated financial statements of the Target Group, including the balance sheet as of February 28, 2020, and the cash flow statement and the profit and loss statement for the period starting from the inception of the Target Group’s business to February 28, 2020 (the “Financial Statements”). To the knowledge of the Seller, the Financial Statements fairly present the financial condition and the results of operations in all material aspects as at the date of and for the period referred to in such financial statements, all in accordance with U.S. GAAP.

3.8          Enforceability.

This Agreement, when executed and delivered by the Seller, shall constitute valid and legally binding obligations of him, enforceable against the Seller in accordance with their respective terms, except in each case as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.9          No Insolvency.

(a)           No order has been made, or petition presented, or resolution passed for the winding-up of any Target Group Company.

(b)           No Target Group Company is insolvent.

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(c)           There are no circumstances which would entitle any Person to successfully present a petition for the winding-up or administration of any Target Group Company or to appoint a receiver over the whole or any part of the undertaking or assets of any Target Group Company.

3.10        Absence of Certain Changes.

Since January 20, 2020, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Target Group from that reflected in the Financial Statements provided to the Purchaser, except changes in the ordinary course of business that have not caused, in the aggregate, a Target Group Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Target Group Material Adverse Effect;

(c)           any mortgage, pledge, transfer of a security interest in, or Lien, created by a Target Group Company, with respect to any of its material properties or assets, except Liens that arise in the ordinary course of business and do not materially impair that Target Group Company’s ownership or use of such property or assets;

(d)           any change to a contract or agreement by which any Target Group Company or any of its assets is bound or subject, except changes that have not caused, in the aggregate, a Target Group Material Adverse Effect;

(e)           any loans or guarantees made by a Target Group Company to or for the benefit of its officers, directors, employees, agent, representative, consultants or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(f)            any declaration, setting aside or payment or other distribution in respect of any of the Target Group Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by a Target Group Company; or

(g)           any sale, assignment or transfer of any Target Group Intellectual Property that could reasonably be expected to result in a Group Material Adverse Effect.

3.11        Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.

(a)           To the knowledge of the Seller, no Target Group Company or any officer, director, employee, agent, representative, consultant or any other Person associated with or acting for or on behalf of any Target Group Company, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any officer or employee or other Person acting in an official capacity for or on behalf of any Governmental Authority (including any entity or enterprise owned or controlled by a government), to any political party or official thereof or to any candidate for political office (or to any Person where a Target Group Company, its officer, director, employee, agent, representative, consultant or any other Person associated with or acting for or on behalf of the Group Company knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any of the foregoing) (a “Public Official”) for the purposes of:

(i)            (x) influencing any act or decision of such Public Official, (y) inducing such Public Official to do or omit to do any act in violation of the lawful duty of such Public Official, or (z) securing any improper advantage; or

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(ii)           inducing such Public Official to use his or its influence with any Government Authority to affect or influence any act or decision of such Government Authority, in order to assist any Target Group Company in obtaining or retaining business for or with, or directing business to any Target Group Company.

(b)           None of the officers, directors, employees, agents, representatives and consultants of, and none of the beneficial owners of any interest in, any Target Group Company is a Public Official.

3.12        No Litigation.

There is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of the Seller, currently threatened against the Target Group Companies. There is no material action, suit, proceeding or investigation by any Target Group Company pending or which any Target Group Company intends to initiate. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against the Seller that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the Transaction.

3.13        Restricted Securities.

The Purchaser understands that the Subscription Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Subscription Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Subscription Shares indefinitely unless they are registered with the SEC, or an exemption from such registration requirements is available.

4.             REPRESENTATION AND WARRANTIES OF THE PURCHASER

The Purchaser hereby, represents and warrants to the Seller that the following representations are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

4.1          Capitalization of the Purchaser.

The Subscription Shares will have been validly issued, fully paid and nonassessable as of the Closing. Upon the Closing, the Seller will acquire title to the Subscription Shares, free and clear of all Lien.

Except as set forth in SCHEDULE C of this Agreement, which correctly and accurately reflects (i) the aggregate number of issued and outstanding ordinary shares of the Purchaser as of the date of this Agreement, and (ii) the aggregate number of ordinary shares issuable under all outstanding options, all outstanding warrants and all other outstanding securities or obligations which, by their terms, whether directly or indirectly, may be exercisable or exchangeable for, convertible into, or require the Purchaser to issue, ordinary shares of the Purchaser, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Purchaser any shares of the Purchaser, or any securities convertible into or exchangeable for shares of the Purchaser.

4.2          Authorization.

The Purchaser has full power and authority to enter into the Transaction Documents. The Transaction Documents to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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4.3          Compliance with Laws and Other Instruments.

Each Purchaser’s Group Company is in compliance with all applicable Laws in all aspects, except for those noncompliance where the failure to do so would not individually or in the aggregate have a Purchaser’s Material Adverse Effect.

Except as otherwise disclosed in the SEC Documents, none of the Purchaser’s Group Companies is in violation of its Charter Documents, shareholders agreements, as appropriate, or equivalent constitutive documents as in effect.

4.4          Governmental Consents and Filings.

Assuming the accuracy of the representations made by the Seller in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial, municipal, local, autonomous region and Governmental Authority is required on the part of the Purchaser in connection with the consummation of the Transaction.

4.5          No Litigation.

Except as otherwise disclosed in the SEC Documents, (1) there is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of the Purchaser, currently threatened against any Purchaser’s Group Company, and (2) there is no material action, suit, proceeding or investigation by any Purchaser’s Group Company pending or which any Purchaser’s Group Company intends to initiate. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against the any Purchaser’s Group Company that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the Transaction.

4.6          Enforceability.

The Transaction Documents, when executed and delivered by the Purchaser, shall constitute valid and legally binding obligations of such Party, enforceable against such Party in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.7          No Insolvency.

(a)           No Purchaser’s Group Company is insolvent.

(b)           There are no circumstances which would entitle any Person to successfully present a petition for the winding-up or administration of any Purchaser’s Group Company or to appoint a receiver over the whole or any part of the undertaking or assets of any Purchaser’s Group Company.

4.8          SEC Documents.

(a)           Other than the annual report on Form 20-F which was not timely filed in 2019, the Purchaser has filed or furnished, as applicable, on a timely basis all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the United States Securities and Exchange Commission (the “SEC”) since August 8, 2014 (collectively and together with all documents filed on a voluntary basis on Form 6-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, and in its effective form (the “SEC Documents”) in material aspects.

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(b)           Each of the SEC Documents, at the time of its filing or being furnished, has complied in all material respects, with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the SEC Documents. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Documents did not, and any SEC Documents filed with or furnished to the SEC Documents did not, and any SEC Documents filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

5.             COVENANTS AND AGREEMENTS OF THE SELLER

5.1          Access and Investigation.

Between the date of this Agreement and the Closing, the Seller shall, and shall cause each Target Group Company to, (a) afford the Purchaser and its representatives and prospective lenders and their representatives (collectively, the “Purchaser’s Advisors”) full and free access to each Target Group Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Purchaser and each Purchaser’s Advisors with copies of all such contracts, books and records, and other existing documents and data as the Purchaser may reasonably request, and (c) furnish the Purchaser and the Purchaser’s Advisors with such additional financial, operating, and other data and information as the Purchaser may reasonably request.

5.2          Operation of the Group Business.

Between the date of this Agreement and the Closing, the Seller shall, and shall cause each Target Group Company to:

(a)           conduct the business of each Target Group Company only in accordance with its ordinary course of business consistent with past practices;

(b)           pay its and its Target Group Companies’ debts and Taxes when due;

(c)           pay or perform other material obligations when dues;

(d)           use their best efforts to preserve intact the current business organization of each Target Group Company, keep available the services of the current officers, directors, employees, agent, representative and consultants of each Target Group Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with each Target Group Company;

(e)           confer with the Purchaser concerning operational matters of a material nature;

(f)            maintain the assets owned or used by each Target Group Company in a state of repair and condition that complies with Law and contracts and is consistent with the requirements and normal conduct of the business of that Target Group Company; and

(g)           maintain all records of each Target Group Company consistent with past practice.

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5.3          Negative Covenants.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Seller shall, and shall cause the Target Group Companies not to, without the prior consent of the Purchaser:

(a)           cause or permit any amendment or modification of the Charter Documents of any Target Group Company;

(b)           declare or any pay dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its or any of its Target Group Companies’ capital stock or share capital, or split, combine or reclassify any of its capital stock or share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or share capital, or repurchase or otherwise acquire, directly or indirectly any shares of its or its Target Group Companies’ capital stock or share capital, except from former employees, directors and consultants in accordance with agreements in effect prior to the date hereof providing for the repurchase of shares in connection with any termination of service from it or its Target Group Companies;

(c)           issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or its Target Group Companies’ capital stock or share capital or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it or its Target Group Companies to issue any such shares or other convertible securities;

(d)           transfer to any Person or entity any rights to the Target Group Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practices;

(e)           enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Target Group Intellectual Property;

(f)            incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty of any debt securities of others;

(g)           enter into, terminate or amend, in a manner that would be reasonably expected to adversely affect the business of any Target Group Companies any agreement relating to the license, transfer or other disposition or acquisition of the Target Group Intellectual Property rights;

(h)           make any capital expenditures, capital additions or capital improvements, outside of the ordinary course of business;

(i)            acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business or the business of any Target Group Company;

(j)            revalue any of its or the Target Group Companies’ assets, other than in the ordinary course of business, consistent with past practice, or as required by changes in the applicable accounting standards; or

(k)           other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

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5.4          Required Approvals.

As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Law, the Seller shall, and shall cause each Target Group Company and each of their Affiliates to, make all filings and notifications required by Law to be made by them in connection with the Transaction, if any. The Seller shall, and shall cause each Target Group Company and each of their Affiliates to, cooperate with the Purchaser and its Affiliates with respect to all filings and notifications that are required by Law to be made in connection with the Transaction.

5.5          Notification.

Between the date of this Agreement and the Closing, the Seller shall promptly notify the Purchaser in writing if the Seller becomes aware of any fact or condition that causes or constitutes a breach of the Seller and warranties as set forth in Section 3, or if the Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Seller will promptly notify the Purchaser of the occurrence of any breach of any covenant of the Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

5.6          Best Efforts.

Between the date of this Agreement and the Closing, the Seller shall, and shall cause each Target Group Company to, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other to do, all things necessary, proper or advisable to perform all of the obligations set forth in Section 5 and cause the conditions in Section 6 to be satisfied. The Seller shall, and cause each of its Affiliates to, exert best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things reasonably necessary, proper or advisable under applicable laws or otherwise to obtain all consents, approvals or conditions, if any, that may be required before the Closing. The Seller shall cooperate as requested by the Purchaser to obtain all such consents, approvals or conditions.

6.             CONDITIONS TO THE PURCHASER’S OBLIGATIONS AT CLOSING

The obligation of the Purchaser to issue the Subscription Shares to the Seller is subject to the fulfilment, on or before such Closing, of each following condition, unless otherwise waived:

6.1          Representations and Warranties.

The representations and warranties of the Seller contained in Section 3 shall be true, correct and complete in all material respects as of such Closing, except where such breach of representations and warranties, individually or in the aggregate, could not reasonably be expected to result in a Target Group Material Adverse Effect.

6.2          Performance.

The Seller and the Target Group Companies shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Target Group Companies on or before such Closing.

13.

6.3          Control Documents.

The Seller shall have delivered to the Purchaser duly executed copies of each of the Control Documents.

6.4          Document Delivery.

The Seller shall have delivered to the Purchaser a duly executed copy of this Agreement.

7.             CONDITIONS OF THE SELLER’S OBLIGATIONS AT CLOSING

The obligation of the Seller to transfer the Target Shares to the Purchaser at the Closing is subject to the fulfillment, on or before such Closing, of each following condition, unless otherwise waived:

7.1          Representations and Warranties.

The representations and warranties of the Purchaser contained in Section 4 shall be true, correct and complete in all material respects as of such Closing, except where such breach of representations and warranties, individually or in the aggregate, could not reasonably be expected to result in a Purchaser’s Material Adverse Effect.

7.2          Performance.

The Purchaser shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

7.3          Document Delivery.

The Purchaser shall have delivered to the Seller a duly executed copy of this Agreement.

8.             TERMINATION

8.1          Termination Events.

This Agreement may, be notice given prior to or at the Closing, be terminated:

(a)           by either the Purchaser or the Seller if a material breach of any provision of this Agreement has been committed by another Party and such breach has not been waived or rectified within thirty (30) days after the breach;

(b)           by mutual consent of the Purchaser and the Seller; or

(c)           by the Purchaser or the Seller if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its or their obligations under this Agreement) on or June 30, 2020 (the “Long-Stop Date”), or such later date as the Parties may agree upon.

8.2          Effect of Termination.

Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

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9.             INDEMNIFICATION AND REMEDIES

9.1          Survival.

(a)           All representations, warranties, covenants, and obligations in this Agreement, and any certificate, document, or other writing delivered pursuant to this Agreement will survive for one (1) year after the Closing and the consummation and performance of the Transaction. The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement.

(b)           If written notice of a claim for indemnification has been given in accordance with this Section 9.1 prior to the time at which the applicable representations, warranties, covenants or other agreements would otherwise terminate pursuant to the foregoing, then the relevant representations, warranties, covenants or other agreements shall survive such time as to such claim, until such claim has been finally resolved.

(c)           The waiver of any condition relating to any representation, warranty, covenant, or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant, or obligation.

9.2          Indemnification.

From and after the date of the Closing, each Party, as applicable (the “Indemnifying Person”), shall indemnify and hold the other relevant Parties and their respective directors, officers and agents (collectively, the “Indemnified Person”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of the Indemnifying Person contained in this Agreement, or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Person contained in this Agreement. In calculating the amount of any Losses of an Indemnified Person hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Person with respect to such Losses, if any.

9.3          Third-Party Claims.

(a)           The Indemnified Person shall give notice of the assertion of a Third-Party Claim to the Indemnifying Person; provided, however, that no failure or delay on the part of an Indemnified Person in notifying an Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 9 except to the extent that the failure or delay materially prejudices the defense of the Third-Party Claim by the Indemnifying Person.

(b)           (i) Except as provided in Section 9, the Indemnifying Person may elect to assume the defense of the third-party claim with counsel satisfactory to the Indemnified Person by (a) giving notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim and (b) giving the Indemnified Person evidence acceptable to the Indemnified Person that the Indemnifying Person has adequate financial resources to defend against the Third-Party Claim and fulfill its obligations under this Section 9, in each case no later than ten (10) days after the Indemnified Person gives notice of the assertion of a Third-Party Claim under Section 9.3(a).

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(i)            If the Indemnifying Person elects to assume the defense of a Third-Party Claim: (A) it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation, (B) the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to relief under this Agreement for any loss arising, directly or indirectly, from or in connection with the Third-Party Claim, (C) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (I) there is no finding or admission of any violation by the Indemnified Person of any Laws or any rights of any Person, (II) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the Third Party bringing the Third-Party Claim, and (III) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (D) the Indemnifying Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(ii)           If the Indemnifying Person does not assume the defense of a Third-Party Claim in the manner and within the period provided in Section 9.3(b)(i), or if the Indemnifying Person does not diligently conduct the defense of a Third-Party Claim, the Indemnified Person may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Person and the Indemnifying Person shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or any Affiliate other than as a result of monetary damages for which it would be entitled to relief under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim.

(d)           Notwithstanding the provisions of Section 11.12, the Parties consent to the nonexclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Person for purposes of determining any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein.

(e)           With respect to any Third-Party Claim subject to this Section 9.3: (i) any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceeding at all stages thereof where such Person is not represented by its own counsel, and (ii) both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)            In addition to Section 10, with respect to any Third-Party Claim subject to this Section 9.3, the Parties shall cooperate in a manner to reserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work product privileges. In connection therewith, each Party agrees that: (i) it shall use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g)           Any claim under this Section 9.3 for any matter involving a Third-Party Claim shall be indemnified, paid, or reimbursed promptly. If the Indemnified Person shall for any reason assume the defense of a Third-Party Claim, the Indemnifying Person shall reimburse the Indemnified Person on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Person.

16.

9.4          Indemnitee Negligence.

The provisions in this Section 9 shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or Laws and regardless of whether any Person (including the Person from whom relief is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking relief, or the sole or concurrent strict liability imposed upon the person seeking relief.

10.          CONFIDENTIALITY AND PRESS RELEASE

10.1        Disclosure of Terms.

The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Confidential Information”), including their existence, shall be considered confidential information and the Parties hereto shall not, and shall procure their respective Affiliates not to, disclose to any third party except as permitted in accordance with the provisions set forth below.

10.2        Press Release.

Any public announcement, including any press release, communication to employees customers, suppliers, or others having dealings with the Purchaser or the Target Group Companies, or similar publicity with respect to this Agreement or any Transaction, will be issued, at such time, in such manner and containing such content as the Purchaser deems appropriate.

10.3        Permitted Disclosure.

Notwithstanding anything in the foregoing to the contrary:

(a)           the Seller may disclose any portion of the Confidential Information to any Target Group Company’s, officers, directors, Key Employees, investment bankers, lenders, accountants, auditors, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise;

(b)           the Purchaser may disclose any portion of the Confidential Information to its current officers, directors, Key Employees, investment bankers, lenders, accountants, auditors, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise; and

(c)           the confidentiality obligations set out in Section 10.1 above do not apply to:

(i)            information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 10, or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii)           information the disclosure of which is necessary in order to comply with any applicable Law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

17.

(iii)          information disclosed by any director of the Target Group Companies to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 10.

10.4        Legally Required Disclosure.

In the event that any Party is requested by any Governmental Authority or becomes legally required (including, pursuant to securities Laws and regulations) to disclose, under applicable Laws, the existence of this Agreement or the content of any of the financing terms in contravention of the provisions of this Section 10.4, such Party (the “Disclosing Party”) shall provide the other Party with prompt written notice of that fact and shall consult with the other Party regarding such disclosure. The Disclosing Party shall, to the extent possible and with the cooperation and reasonable efforts of the other Party, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

10.5        Other Information.

The provisions of this Section 10.5 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the Parties hereto with respect to the Transaction.

11.          MISCELLANEOUS

11.1        Fees and Expenses.

Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Transaction, including all fees and expenses of its officers, directors, partners, employees, agents or representatives. The obligation of each Party to bear its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

The stamp duty in connection with the Transaction shall be borne equally by the Seller (on the one hand) and the Purchaser (on the other hand). The Seller shall be solely responsible for his, her or its own income tax, capital gain tax or other forms of Taxes payable by the Seller under the applicable Laws.

11.2        Further Assurance.

The Parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things as a Party may reasonably request for the purpose of carrying out the intent of this Agreement, the Transaction, and the documents to be delivered pursuant to this Agreement.

11.3        Entire Agreement.

This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation to which the Purchaser is subject) and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter of this Agreement.

11.4        Amendment.

This Agreement may only be amended, supplemented, or otherwise modified by the Purchaser and the Seller in writing.

18.

11.5        Assignments and Successors.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.6        No Third-Party Rights.

Other than the Indemnified Persons and the Parties, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may not be amended or terminated, without the consent of any Person who is a Party to the Agreement.

11.7        Remedies Cumulative.

The rights and remedies of the Parties under this Agreement are cumulative and not alternative.

11.8        Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

11.9        Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or invalidity thereof, shall, so far as it is possible, be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Section 11. The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The seat of the arbitration shall be Hong Kong. There shall be three (3) arbitrators. The Target Group and the Seller, on the one hand, and the Purchaser, on the other hand, shall be entitled to designate one arbitrator each. The two (2) arbitrators shall consult with each other to agree upon the selection of a third arbitrator. The arbitration shall be conducted in the English language. Evidence and testimony may be presented in any language, including a language other than English providing it is accompanied by an English translation thereof (which translation shall have been certified and prepared or given at the sole cost of the Party offering such evidence or testimony). The arbitral award shall be in English writing and, unless the parties to the arbitration agree otherwise, shall state the reasons upon which it is based. The award shall be final and binding on the parties to the arbitration.

11.10     Attorney’s Fees.

In the event any claim, action, suit, proceeding, arbitration, complaint, charge or investigation is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such claim, action, suit, proceeding, arbitration, complaint, charge or investigation, in addition to any relief to which such Party may be entitled under applicable Law.

11.11     Enforcement of Agreement.

Each Party acknowledge and agree that the other Party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which the other Party may be entitled at law or in equity, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.

19.

The Purchaser agrees that it shall take all actions necessary to cause the Purchaser to perform all its obligations under this Agreement. If the Purchaser fails to perform any of its obligations hereunder, the Purchaser shall immediately perform such obligations on behalf of the Purchaser, including the Purchaser’s obligations to consummate the Transaction contemplated herein and to make payments pursuant to the terms hereof. The Purchaser further agrees that the Seller are entitled to enforce such terms in this Agreement applicable against the Purchaser if the Purchaser fails to comply with such terms.

11.12     No Waiver.

Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a Party, in whole or in part, unless made in a writing signed by such Party, (b) a waiver given by a Party will only be applicable to the specific instance for which it is given, and (c) no notice to or demand on a Party will (i) waive or otherwise affect any obligation of that Party or (ii) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.13     Notices.

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a Party may designate by notice to the other Party):

The Seller:

Address:	Room 3028, 3rd Floor, No. 18 Shangdi Xinxi Road, Haidian District, Beijing, P.R. China
Attention:	Kaiming Hu
E-mail:	kaiminghu@nbpay.com

The Purchaser:

Address:	2/F, No. 608, Macau Road, Putuo District, Shanghai 20060, P.R. China
Attention:	Frank Zhigang Zhao
E-mail:	zhigangzhao@ccjmu.com

11.14     Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

20.

11.15     Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.16     Counterparts and Electronic Signatures.

(a)           This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Party.

(b)           A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[Signature Pages Follow]

21.

Execution Version

In Witness Whereof, the Parties have executed this Share Purchase Agreement as of the date first written above.

THE PURCHASER:

JMU Limited

/s/ Hua Zhou
Name:	Hua Zhou
Title:	Chairperson of the Board of Directors, Chief Executive Officer

[Signature Page to the Share Purchaser Agreement]

In Witness Whereof, the Parties have executed this Share Purchase Agreement as of the date first written above.

THE SELLER:

Mr. KAIMING HU

/s/ Kaiming Hu
Name:	KAIMING HU

[Signature Page to the Share Purchaser Agreement]

In Witness Whereof, the Parties have executed this Share Purchase Agreement as of the date first written above.

THE TARGET COMPANY:

nbpay investment limited

/s/ Kaiming Hu
Name:	Kaiming Hu
Title:	Director

[Signature Page to the Share Purchaser Agreement]

In Witness Whereof, the Parties have executed this Share Purchase Agreement as of the date first written above.

THE DOMESTIC COMPANY:

beijing kuali yitong technology co., ltd
(北京跨力易通科技有限公司)

/s/ Kaiming Hu
/s/ Company Seal
Name:	KAIMING HU
Title:	Legal Representative

[Signature Page to the Share Purchaser Agreement]

Execution Version

Schedule A

Control Documents

1.             Business Cooperation Agreement by and between the Domestic Company and the WFOE

2.             Share Option Agreement by and among the WFOE, the Seller and the Domestic Company

3.             Equity Pledge Agreement by and among the WFOE, the Seller and the Domestic Company

4.             Power of Attorney by the Seller

Execution Version

Schedule B

Seller, Number of Target Shares and Number of Subscription Shares

Seller	Target Shares to be transferred by the Seller to the Purchaser at the Closing	Subscription Shares to be issued by the Purchaser to the Seller at the Closing
KAIMING HU	1	761,789,601

Execution Version

Schedule C

Capitalization of the Purchaser

Number of ordinary shares
Number of issued and outstanding ordinary shares at the signing of this Agreement and immediately prior to the Closing	2,108,869,528
Number of ordinary shares to be issued at the Closing	761,789,601
Outstanding options as of the date of this Agreement and at the Closing	49,403,340